Exhibit 99.1
ANCHOR BANCORP WISCONSIN INC. ISSUES PREFERRED STOCK IN
TREASURY CAPITAL PURCHASE PROGRAM,
SUSPENDS DIVIDEND, RECOGNIZES GOODWILL IMPAIRMENT
Madison, Wis.—February 2, 2009—Anchor BanCorp Wisconsin Inc. (NASDAQ: ABCW) (ABCW) today announced that on January 30, 2009 it issued 110,000 shares of its Senior Preferred Stock, Series B to the U.S. Department of the Treasury in return for $110.0 million in cash. In addition, ABCW issued a warrant to Treasury to purchase up to 7,399,103 shares of ABCW common stock at an exercise price of $2.23 per share.
This transaction is part of Treasury’s Capital Purchase Program which is designed to infuse capital into the nation’s healthiest and strongest banks.
Douglas J. Timmerman, President and CEO, said that ABCW will downstream proceeds to its wholly-owned subsidiary, AnchorBank, fsb (the “Bank”), where they will be used to make additional funds available for residential and consumer lending and to strengthen the Bank’s capital position. Mr. Timmerman said he was pleased and excited that Treasury had seen fit to include ABCW in the program and that the Bank would do its best . . . “to apply the funds in a way that will further the goals of the Treasury Capital Purchase Program by increasing the availability of credit to qualified consumer and residential loan customers.” He noted that the infusion of capital would also allow the Bank greater latitude in its efforts to work with challenging loan situations.
With capital preservation critical in today’s economic climate, ABCW’s Board of Directors voted to suspend regular quarterly dividends on its common stock. This action will assist ABCW in preserving its strong capital and liquidity positions. To help further reduce expenses and preserve capital, ABCW has instituted hiring and salary freezes and will consider further expense reduction initiatives.
ABCW also announced that under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” it made its annual test for goodwill impairment as of December 31, 2008. The results of goodwill impairment testing at the end of the third fiscal quarter indicated that the estimated fair value of ABCW’s bank reporting unit was less than its book value, requiring a $72.2 million non-cash charge. The goodwill impairment charge has no impact on the Bank’s regulatory capital ratios and the Bank will remain well-capitalized with no affect on its overall liquidity position. The goodwill impairment charge is not deductible for income tax purposes. “The steps taken this quarter to write down goodwill are indicative of the depth of the current recession and the impact being felt by us and by most other financial institutions,” said Douglas J. Timmerman.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has 74 full service offices and two loan origination only offices. All are located in Wisconsin.
For more information, contact Dale Ringgenberg, CFO, at (608)252-1810, Douglas J. Timmerman, President, Chairman and CEO of Anchor BanCorp Wisconsin, at (608)252-8782, or Mark D. Timmerman, President and CEO of AnchorBank at (608)252-8784.

This news release contains certain forward-looking statements based on unaudited financial statements, results of operations and business of Anchor BanCorp. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic conditions, deposit flows, loan demand, asset quality, competition, legislation or regulation and accounting principles, policies or guidelines affecting reports filed with the Securities and Exchange commission for financial and business information regarding Anchor BanCorp, including information which could affect Anchor BanCorp’s forward-looking statements.